Exhibit 99.1

Qintess Commits to a Minimum $6.5 Million Spend on Fusemachines Agentic AI Products and Services Over Three Years

Agreement supports Qintess’s internal adoption of Agentic AI and expansion of Fusemachines’ products and services within Qintess’s client base across South America

NEW YORK, NY — August 12, 2026 — Fusemachines Inc. (NASDAQ: FUSE), a leading provider of enterprise AI products and services, today announced that Qintess, one of South America’s leading technology services companies, has entered into a strategic commercial agreement that includes a binding commitment to spend a minimum of $6.5 million on Fusemachines’ Agentic AI products and services over the next three years.

Under the agreement, Qintess will receive preferred commercial terms and discounts on eligible Fusemachines products and services in exchange for its binding minimum purchase commitment, as well as an equity component designed to create long-term alignment between the companies. The agreement is expected to begin contributing to Fusemachines’ revenue in 2026, with additional revenue expected over the remainder of the three-year term.

Qintess plans to deploy Fusemachines’ Agentic AI products and services within its own operations as part of its strategy to become an AI-native technology services company. Qintess also intends to integrate Fusemachines’ technology into its own offerings and bring Fusemachines’ products and services to its enterprise clients across South America and other markets.

The collaboration will combine Fusemachines’ Agentic AI products, platforms and technical expertise with Qintess’s enterprise relationships, regional presence and technology implementation capabilities.

“We are excited about this agreement because we are starting to see the hard work and investments we have made over the last two quarters in Agentic AI translate into tangible commercial and growth opportunities,” said Sameer Maskey, Founder and CEO of Fusemachines. “Qintess’s binding $6.5 million minimum spend commitment provides a meaningful foundation for a long-term relationship and demonstrates growing demand for our Agentic AI products and services.This is particularly exciting because it is expected to begin generating revenue for Fusemachines in the South American market.”

“By combining our Agentic AI technology with Qintess’s delivery capabilities and enterprise relationships, we believe we can expand the availability of Fusemachines products and services throughout the region,” said Anish Joshi, Head of Technology at Fusemachines.

Qintess expects to use Fusemachines’ products and services across its internal technology and business operations and within client-facing solutions involving software development, customer experience, data, automation and other enterprise functions.

“I am pleased to see the concrete materialization of our relationship with Fusemachines and the progress we are making together,” said Nana Baffour, Chairman of Qintess. “This collaboration reflects our shared commitment to harnessing the potential of AI to create meaningful value for our clients and drive innovation at scale.”

“We are excited to work with Fusemachines, an advanced Agentic AI technology company with the products, platforms and expertise required to support enterprise-scale AI adoption. This partnership is an important step toward making Qintess an AI-native company. We are embedding Agentic AI directly into our delivery operations, engineering practices and managed-services model, and extending those products and services across our client base,” said Paulo Moreira, VP and Global Chief Operating Officer of Qintess. “By combining Fusemachines’ AI technology with Qintess’s implementation capabilities, industry knowledge and client relationships, we believe we can help enterprises move from pilot to production faster and scale AI across their operations.”

The agreement establishes a commercial framework under which Qintess will purchase Fusemachines products and services through product subscriptions, technology licenses, implementation engagements, professional services and related statements of work during the three-year term.

About Qintess

Qintess is a global technology company with a significant presence in South America. With operations across 9 countries, Qintess serves more than 800 clients across 14 cities worldwide, supported by a global team of over 3,000 professionals. The company helps enterprises modernize operations and accelerate digital transformation through technology consulting, application development, data and analytics, artificial intelligence, cloud, automation and managed services.

For more information, visit www.qintess.com.

About Fusemachines

Founded in 2013, Fusemachines is a global provider of enterprise AI products and services, on a mission to democratize AI. Leveraging proprietary AI Studio, AI Engines and AI Agents, the company helps drive clients’ AI Enterprise Transformation, regardless of where they are in their Digital AI journeys. With offices in North America, Asia, and Latin America, Fusemachines provides a suite of enterprise AI offerings and specialty services that allow organizations of any size to implement and scale AI.

Fusemachines continues to actively pursue the mission of democratizing AI for the masses by providing high-quality AI education in underserved communities and helping organizations achieve their full potential with AI.

To learn about Fusemachines, visit www.fusemachines.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding anticipated purchases under the agreement, expected revenue, the deployment and commercialization of Fusemachines’ Agentic AI products and services, Qintess’s planned adoption of Agentic AI, Fusemachines’ expansion into South America and the anticipated benefits of the parties’ relationship.

Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual outcomes to differ materially. These risks include the parties’ ability to execute statements of work, deploy products and services, identify suitable enterprise use cases, achieve anticipated commercial benefits and comply with applicable legal and regulatory requirements.

Additional information regarding risks and uncertainties affecting Fusemachines is available in the company’s filings with the U.S. Securities and Exchange Commission. Fusemachines undertakes no obligation to update any forward-looking statements except as required by applicable law.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The shares of common stock referenced in this press release have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were, or will be, issued in a private placement exempt from the registration requirements of the Securities Act.

Media and Investor Contacts

Fusemachines

pr@fusemachines.com

ir@fusemachines.com

+1 347 212-5075

Qintess

Gilberto Caparica Neto
VP | Head of Sales Operations, Enablement, and Administration
Tel. +55 (11) 2899 6230 | Cel. +55 (11) 97558 1818